EXHIBIT 34.1.4

KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212

Report of Independent Registered Public Accounting Firm

The Board of Directors
Citibank, N.A.:

We have examined the compliance of the Agency and Trust division of Citibank, N.A. (or “Company”) with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities issued on or after January 1, 2006 for which the Company provides the following servicing functions:  paying agent, securities administration and trustee; or securities administration and paying agent; or paying agent and trustee; or paying agent (the “Platform”), except for servicing criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(iv)-1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2007.  Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.  Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(2)(i) and 1122(d)(3)(ii) applicable to the Company as of and for the twelve months ended December 31, 2007.  Related to servicing criterion 1122(d)(2)(i), in some instances, with respect to certain transactions for which the transaction documents require that funds be deposited into the custodial bank accounts on the day funds are received by the Company, funds were not deposited to the custodial bank accounts in accordance with the terms of the transaction documents.  Related to servicing criterion 1122(d)(3)(ii), in some instances, amounts due to investors were not allocated and remitted in accordance with timeframes as specified in the transaction agreements.

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2007.

Chicago, Illinois
February 29, 2008

MANAGEMENT’S ASSERTION OF COMPLIANCE

Management of the Agency and Trust division of Citibank, N.A. (or “Company”) is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the servicing criteria set forth in Item 1122 (d) of Regulation AB are applicable in regard to the servicing platform for the period as follows:

Platform:  Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities issued on or after January 1, 2006, for which the Company provides the following servicing functions (the “Platform”):

•           paying agent, securities administration and trustee; or
•           securities administration and paying agent; or
•           paying agent and trustee; or
•           paying agent

Applicable Servicing Criteria:  All servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the Platform as to any transaction, except for the following servicing criteria: 1122(d)(1)(i), 1122(d)(1)(iii),1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(iv)-1122(d)(4)(xiv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”).

Period:  Twelve months ended December 31, 2007 (the “Period”).

With respect to the Platform as of and for the Period, the Company’s management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

•	The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria.
•
The Company’s management has assessed compliance with the Applicable Servicing Criteria.  In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

•	Based on such assessment, other than as set forth on Appendix A hereto, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.

CITIBANK, N.A.

By:    /s/ Karen Montbach
               Karen Montbach
Its:                 Managing Director

Dated: February 29, 2008

Appendix A

Material Instances of Noncompliance

1.
1122(d)(2)(i) Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.  With respect to certain transactions for which the transaction documents require that funds be deposited into the custodial bank accounts on the day funds are received by the Company, funds were not deposited to the custodial bank accounts in accordance with the terms of the transaction documents.  In a sample of selected payments on pool assets received by the Company, this finding was identified once.  In that instance, the funds received were deposited into the specified custodial account on the day after the day they were received.  As the one-day delay only impacted investment income to which the Company was entitled as compensation for its services as securities administrator, management believes that the delay did not affect the amount of any payments to any security holder or to any transaction party other than the Company.

2.
1122(d)(3)(ii) Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.  With respect to certain remittances during the reporting period, amounts due to investors were allocated and remitted in accordance with distribution priority and other terms set forth in the transaction agreements, but were not paid timely to investors.